Exhibit 5.1

J. Patrick Loofbourrow

(858) 550-6089

loof@cooley.com

July 9, 2008

Sequenom, Inc.

3595 John Hopkins Court

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sequenom, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,500,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan, as amended (the “2006 EIP”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation and Bylaws, the 2006 EIP and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2006 EIP, and when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ J. Patrick Loofbourrow
J. Patrick Loofbourrow

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM